Exhibit 3.36

MC-341232 Certificate Of Incorporation I, D. EVADNE EBANKS Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by Noble Rig Holding I Limited an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 16th day of August Two Thousand Eighteen REGISTRAR OF COMPANIES EXEMPTED CAYMAN /SLANDS Given under my hand and Seal at George Town in the Island of Grand Cayman this 16th day of August Two Thousand Eighteen Assistant Registrar of Companies, Cayman Islands. Authorisation Code : 507369391754 www.verify.gov.ky 17 August 2018